CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151733 and 333-216115 on Form S-8 of our report dated June 15, 2018, relating to the financial statements of the Sun Advantage Savings and Investment Plan (the "Plan"), appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
June 15, 2018